Exhibit 10.13

Agreement of Intent

This intention agreement is signed by the following two parties on March 10, 2021:

(1) Party A: Changguan Village Committee of Huangbai Township, Zherong County (hereinafter referred to as “Party A”);

(2) Party B: Fujian Qingjing Agricultural Development Co., Ltd. (hereinafter referred to as “Party B”).

Whereas:

1.	The two parties signed the “Contractual Management Rights Agreement” on June 28, 2018, and the “Supplementary Agreement” on June 30, 2019 (the above agreements are collectively referred to as the “Original Contract”). In order to fulfill the Original Contract, the two parties signed the “Collective Forest Rights Transfer Agreement” on September 19, 2019, and the “Supplementary Agreement for the Collective Forest Rights Transfer Agreement” on March 1, 2021 (the “Collective Forest Rights Transfer Agreement” and the “Supplementary Agreement for the Collective Forest Rights Transfer Agreement” are collectively referred to as the “Collective Forest Rights Transfer Agreement”).

2.	In addition to paying 30% of the total transfer price of 3500 mu tea garden contract rights under the Original Contract in advance, Party B has also paid the remaining 70% transfer price of tea garden contract rights for 500 mu (i.e. Zhoushan (272 mu), Anxia (155 mu) and Aibu (73 mu)) in the Original Contract according to the Collective Forest Rights Transfer Agreement, and completed relevant procedures. The 500 mu tea garden has been delivered to Party B for use.

3.	In order to continue to fulfill the Original Contract, Party A intends to further transfer 500 mu of tea garden to Party B.

Target Tea Garden

Party B intends to transfer the contract rights of an additional 500 mu of tea garden (the tea garden is located in Changguan Village, Huangbai Township, Zherong County, and the land parcels are named: 1. Dapingdun parcel, east to Xijiazhua, west to Huangdikeng, north to Aibu Village, and south to Changguan Village, totaling 392 mu; 2. Muxia parcel, east to Lihu, west to Muxia Forest, south to the side of the road, and north to Changguan Village, totaling 108 mu), under the Original Contract to Party A. Party A also intends to transfer the contract rights of the target land parcels to Party B.

The two parties plan to sign a Collective Forest Rights Transfer Contract for the target land parcels in the second half of 2021 and deliver the land to Party B for use in the spring tea season of 2022.

Consideration

The original contract amount shall be executed, and both parties shall not make any further changes.

Confidentiality Obligations

Both parties agree and undertake that they, as well as their employees and the personnel of the intermediaries hired by them, shall assume confidentiality obligations for all confidential information related to the negotiations, signing, and performance of this Letter of Intent Agreement, including but not limited to commercial correspondence, technical information, financial information, and other related documents, materials, information, and data. They shall not disclose such confidential information to any third party or publicly use such information in any form or manner without the other party’s consent.

If the above-mentioned confidential information has been disclosed by a third party and entered the public domain for reasons not attributable to either party, or if the relevant information has been publicly disclosed in accordance with the requirements of laws, regulations, or regulatory authorities, then neither party shall have any confidentiality obligations towards such confidential information.

Both parties agree that the disclosures made by the shareholders of Party B in accordance with the requirements of all applicable laws, regulations, and/or the Securities and Futures Commission and/or the Hong Kong Stock Exchange Rules do not constitute a violation of the “Confidentiality Obligations” under this Letter of Intent Agreement.

Both parties agree that any violation of the confidentiality obligations stipulated in this Letter of Intent Agreement by either party shall constitute a breach of contract, and the performing party shall have the right to require the breaching party to bear the liability for breach of contract. The performing party shall also have the right to initiate legal proceedings to stop such infringement or seek other remedies to prevent further infringement.

Legal Binding Force

Both parties understand that this Letter of Intent Agreement does not constitute the final transaction document for the completion of the proposed transfer of the contract management rights, except for the confidentiality obligations, applicable laws and jurisdiction, and provisions of this article. The discussions and agreements related to this Letter of Intent Agreement shall not have any legal binding force on any third party. The rights and obligations of both parties shall be determined by the content determined in the formal agreement finally signed.

Termination of the Letter of Intent Agreement

This Letter of Intent Agreement shall terminate under the following circumstances, unless both parties agree otherwise in writing:

(A) The expiration of the validity period of the original contract;

(B) The date on which both parties sign the formal agreement (or contract) for the transfer of the subject land leasehold rights;

(C) Force majeure reasons;

(D) Governmental, policy, or legal reasons;

(E) Party B clearly indicates that it no longer needs the subject land or demonstrates through its actions that it no longer needs the subject land; or

(F) If Party A or Party B learns that there are other intended purchasers for the subject land.

Applicable Laws and Jurisdiction

Applicable laws: This Letter of Intent Agreement shall be governed by the laws of the People’s Republic of China.

Jurisdiction: This Letter of Intent Agreement is in duplicate, with each party holding one copy. Any disputes arising from this Letter of Intent Agreement shall be resolved through consultation between both parties. If consultation fails, the dispute shall be submitted to the court with jurisdiction over Party A.

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(Page for Signing the Letter of Intent)

Party A: Changguan Village Committee, Huangbai Township, Zherong County (Official Seal)

Legal Representative: /s/ You binhua

Party B: Fujian Qingjing Agricultural Development Co., Ltd. (Official Seal)

Legal representative or authorized person: /s/ Liu Dezhi

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